Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release
FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	David L. Cowen
	440/347-1206	440/347-5333
Web Site: www.lubrizol.com
Lubrizol Announces Record Earnings of $1.16 per Share for the Second Quarter of 2007
•	Earnings from continuing operations, excluding restructuring and impairment charges, increased 24% to $1.17 per share

•	Revenues grew 11% to record $1.15 billion on improvements in price/mix and volume

•	Cash flow from operations for the first six months was a record $227 million

•	Guidance for 2007 EPS updated, projecting 23% to 26% growth over 2006 EPS from continuing operations, excluding restructuring and impairment credits and charges
CLEVELAND, OH, July 27, 2007 – The Lubrizol Corporation (NYSE: LZ) announced that consolidated earnings from continuing operations for the second quarter ended June 30, 2007 were $81.4 million, or $1.16 per diluted share, including restructuring and impairment charges of $.01 per diluted share. Comparable earnings from continuing operations for the second quarter of 2006 were $63.5 million, or $.92 per diluted share, which included a restructuring charge of $.02 per diluted share.
Q2 Consolidated Results Detail
Excluding the restructuring and impairment charges in both periods, adjusted earnings from continuing operations were $82.0 million, or $1.17 per diluted share, for the second quarter of 2007 compared to $64.8 million, or $.94 per diluted share, for the second quarter of 2006.
Adjusted earnings from continuing operations for the second quarter of 2007 grew compared to the prior-year second quarter largely as a result of improvement in the combination of price and product mix, a lower effective tax rate, higher volume, favorable currency and reduced net interest expense. These favorable items were offset somewhat by higher raw material costs and higher operating expenses.
Consolidated revenues for the quarter increased 11 percent to $1.15 billion compared to $1.04 billion in the second quarter of 2006. Improvements in the combination of price and product mix increased revenues 6 percent and volume increased 3 percent compared to the second quarter of 2006. Currency had a 2 percent favorable impact on revenues.
Gross profit increased 11 percent as the higher revenues more than offset higher raw material and manufacturing costs compared to the second quarter of 2006. Factors driving the higher manufacturing costs included currency, maintenance spending and environmental accruals. Gross profit margin percentage improved 10 basis points from the year-ago quarter; however, some renewed raw material cost pressure was experienced during the quarter.
Selling, testing, administrative and research (STAR) expenses increased 14 percent from the second quarter of 2006. Selling and administrative expenses increased 21 percent largely driven by higher expenses for incentive compensation programs and annual merit increases, unfavorable currency and increases in funding to support growth initiatives in the Lubrizol Advanced Materials segment. Research and testing expense increased 2 percent as unfavorable currency effects were offset partially by lower outside testing costs.
Net interest expense was 17 percent lower than the year-ago quarter primarily reflecting higher interest income associated with our higher cash balances.
The effective tax rate on income from continuing operations for the second quarter was 28.3 percent compared to 36.1 percent in the year-ago period. This lower rate was attributable largely to the favorable resolution of tax matters from prior years.
Six Months Results
For the first six months of 2007, consolidated revenues increased 10 percent to $2.23 billion compared to $2.03 billion for the first six months of 2006. Consolidated earnings from continuing operations were $153 million, or $2.18 per diluted share, including a pre-tax restructuring credit of $1.5 million, or $.02 per diluted share. Earnings from continuing operations for the first six months of 2006 were $109.3 million, or $1.58 per diluted share, including a pre-tax restructuring charge of $3.6 million, or $.04 per diluted share. Excluding the restructuring credit and charge from the respective periods, earnings from continuing operations of $2.16 per diluted share increased 33 percent compared to $1.62 per diluted share in the first half of 2006.
Cash flow from operations for the six months of 2007 was a first-half record of $227 million compared to $90 million in the year-earlier period. The strong cash flow from operations was attributable largely to higher earnings and improvements in net working capital. Total debt reduction in the first half of 2007 was approximately $79 million, comprised primarily of repayments under the company’s euro credit facility. The company repurchased $50 million in shares outstanding under its enhanced share repurchase program.

Quarterly Segment Results
In the second quarter of 2007, Lubrizol Additives segment revenues of $759 million were 12 percent higher than the second quarter of 2006. Compared to the year-earlier quarter, revenues increased as a result of a 7 percent improvement in the combination of price and product mix, favorable currency of 3 percent and a volume increase of 2 percent. Strong volume growth in Europe and Latin America more than offset volume declines in North America and Asia-Pacific. Average raw material cost in the quarter increased 7 percent compared to the second quarter of 2006 indicating renewed raw material cost pressure. Lubrizol Additives segment operating income of $107 million in the second quarter of 2007 reflected positive contributions from the combination of price and product mix, currency and volume. These positive factors were offset partially by higher raw material and operating costs.
The Lubrizol Advanced Materials segment reported revenues of $396 million in the second quarter of 2007, an increase of 9 percent over the prior-year results. The higher revenues reflected a 4 percent increase in volume, a 3 percent improvement in the combination of price and product mix and 2 percent favorable currency compared to the second quarter of 2006. The Lubrizol Advanced Materials segment experienced volume increases of 21 percent in Asia-Pacific, 15 percent in Latin America, 6 percent in Europe and 1 percent in North America. Strong volume growth in TempRite® and Estane® Engineered Polymers and Noveon® Consumer Specialties product lines were offset slightly by a volume decline in the Performance Coatings product line largely attributable to weakness in North American coatings applications. Lubrizol Advanced Materials segment operating income was $43.5 million for the second quarter of 2007, a decrease of approximately 10 percent from the record second quarter of 2006. Factors negatively impacting segment operating income in the second quarter of 2007 include higher raw material costs, especially in Estane Engineered Polymers, and generally weaker results in Performance Coatings.
Earnings Outlook
The company updated its guidance for earnings from continuing operations that was issued on April 27. The company’s guidance for 2007, including a restructuring and impairment credit of $.02 primarily related to the sale of a closed manufacturing facility, is now in the range of $3.82 to $3.92 per diluted share. In 2006, earnings from continuing operations were $2.62 per diluted share, including restructuring and impairment charges of $.47 per diluted share. Excluding the restructuring and impairment credit and charges from the respective years, the company projects 2007 adjusted earnings in the range of $3.80 to $3.90 per diluted share, or approximately 23 to 26 percent higher compared to 2006 adjusted earnings from continuing operations of $3.09 per diluted share.
Key assumptions for this guidance include:
•	Revenue growth of approximately 9.5 percent compared to 2006;

•	Volume growth in the Lubrizol Additives segment of approximately 1 percent, excluding acquisitions and consistent with the long-term growth rate of the global additive market;

•	Volume growth in the Lubrizol Advanced Materials segment of approximately 4 percent;

•	Higher raw material costs in the second half of the year compared to the first half of 2007;

•	Net interest expense of approximately $68 million for the year;

•	An effective tax rate of 32.5 percent for the year;

•	The euro to average $1.35 for the second half of the year; and

•	Capital expenditures of approximately $165 million to $175 million.
Commentary
Commenting on the results, James L. Hambrick, Chairman, President and Chief Executive Officer, said, “A diversified product portfolio, good geographic balance and great execution throughout the organization produced another quarter of record-setting results. The headlines reporting overall volume growth and improvements in product pricing and mix tell part of the story. However, you must look at each business segment to understand our continued success.
“Lubrizol Additives performed very well this quarter. We experienced solid gains with our engine additives and fuel additives products. We also achieved good margin recovery in the engine additives product line despite some increases in raw material costs. While increasing raw materials are always a concern, this segment has consistently demonstrated its ability to recover higher costs in the marketplace. The geographic balance of our business helped deliver 2 percent volume growth despite the anticipated lower demand for driveline additives in North America and the impact of order pattern changes in Asia-Pacific.
“In the Lubrizol Advanced Materials segment, I am delighted with the growth that we see in the Consumer Specialties and Engineered Polymers product lines and in our international markets. Unfortunately, our results were hindered by generally weaker performance in our coatings business and higher raw material costs, especially in Estane Engineered Polymers. Nevertheless, we are successfully executing our game plan and achieving organic growth through product innovation and geographic expansion.
“Overall, our fundamentals remain sound, and we are managing our business efficiently. In the first half of the year we achieved record-setting cash flow from operations due to both strong earnings and effective management of working capital. We expect cash flow performance to continue at this record-setting pace for the second half of the year.
“We are managing our business for the long term and we will continue to make prudent investments in people, plants and technology. We are confident in our outlook and, as a result, have tightened our full-year earnings projection to the upper end of our previous range.”
Conference Call on the Web
An audio webcast of the second quarter earnings conference call with investors will be available today live at 11:00 a.m. Eastern time on the investor earnings release page of www.lubrizol.com and will be archived for 30 days. Following the call, a transcript will be posted on the investor earnings release page of the Web site.

About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 20 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,800 employees worldwide. Revenues for 2006 were $4.0 billion. For more information, visit www.lubrizol.com.
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This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements relate to anticipated trends and expectations rather than historical matters. Forward-looking statements are subject to uncertainties and factors relating to the company’s operations and business environment that are difficult to predict and may be beyond the control of the company. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements. Uncertainties and risk factors that could affect the future performance of the company and cause results to differ from the forward-looking statements in this press release include, but are not limited to, the increased leverage resulting from the financing of the Noveon International, Inc. acquisition; the company’s ability to raise prices in an environment of increasing raw material costs; conditions affecting the company’s customers, suppliers and the industries that it serves; competitors’ responses to the company’s products; changes in accounting, tax or regulatory practices or requirements; and other factors that are set forth in the company’s most recently filed reports with the Securities and Exchange Commission. The forward-looking statements contained herein represent the company’s judgment as of the date of this release and it cautions readers not to place undue reliance on such statements. The company assumes no obligations to update the statements contained in this release.
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THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net sales	$1,153.5	$1,039.9	$2,229.3	$2,023.4
Royalties and other revenues	1.1	1.2	2.0	1.9

Total revenues	1,154.6	1,041.1	2,231.3	2,025.3
Cost of sales	858.1	774.5	1,655.8	1,513.0
Selling and administrative expenses	103.4	85.7	205.7	178.9
Research, testing and development expenses	53.7	52.6	105.4	102.3
Amortization of intangible assets	5.9	5.9	11.9	11.7
Restructuring and impairment charges (credits)	0.9	1.8	(1.5)	3.6

Total costs and expenses	1,022.0	920.5	1,977.3	1,809.5
Other (expense) income — net	(1.5)	(0.3)	4.1	(1.8)
Interest expense — net	17.5	21.0	34.6	44.1

Income from continuing operations before income taxes	113.6	99.3	223.5	169.9
Provision for income taxes	32.2	35.8	70.5	60.6

Income from continuing operations	81.4	63.5	153.0	109.3
Discontinued operations — net of tax	—	(12.4)	—	(73.1)

Net income	$81.4	$51.1	$153.0	$36.2

Basic earnings (loss) per share:
Continuing operations	$1.17	$0.92	$2.21	$1.60
Discontinued operations	—	(0.18)	—	(1.07)

Net income per share, basic	$1.17	$0.74	$2.21	$0.53

Diluted earnings (loss) per share:
Continuing operations	$1.16	$0.92	$2.18	$1.58
Discontinued operations	—	(0.18)	—	(1.06)

Net income per share, diluted	$1.16	$0.74	$2.18	$0.52

Weighted-average common shares outstanding:
Basic	69.4	68.6	69.4	68.5

Diluted	70.2	69.2	70.2	69.1

THE LUBRIZOL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions of Dollars)

	June 30,	December 31,
	2007	2006
Assets
Cash and short-term investments	$592.6	$575.7
Receivables	659.5	573.6
Inventories	546.6	589.0
Other current assets	82.2	98.0

Total current assets	1,880.9	1,836.3
Property and equipment — net	1,097.4	1,081.3
Goodwill and intangible assets — net	1,419.0	1,398.9
Investments and other assets	74.1	69.7

Total	$4,471.4	$4,386.2

Liabilities and Shareholders’ Equity
Short-term debt and current portion of long-term debt	$5.9	$3.7
Accounts payable	386.6	340.5
Accrued expenses and other current liabilities	213.9	287.8

Total current liabilities	606.4	632.0
Long-term debt	1,457.1	1,538.0
Other noncurrent liabilities	524.0	456.1

Total liabilities	2,587.5	2,626.1

Minority interest in consolidated companies	57.6	52.7

Shareholders’ equity	1,826.3	1,707.4

Total	$4,471.4	$4,386.2

THE LUBRIZOL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions of Dollars)

	Six Months Ended
	June 30,
	2007	2006
Cash provided by (used for):
Operating activities:
Net income	$153.0	$36.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	78.8	82.4
Deferred income taxes	19.1	14.3
Deferred compensation	11.9	7.0
Restructuring and impairment charges	0.8	61.0
Net change in working capital	(23.8)	(147.5)
Other items — net	(12.6)	36.2

Total operating activities	227.2	89.6

Investing activities:
Capital expenditures	(75.8)	(62.2)
Acquisitions	(15.7)	—
Net proceeds from divestitures and sales of property and equipment	12.1	275.4
Other items — net	(1.3)	(0.7)

Total investing activities	(80.7)	212.5

Financing activities:
Changes in short-term debt, net	2.3	6.9
Repayments of long-term debt	(79.4)	(57.7)
Dividends paid	(38.8)	(35.5)
Common shares purchased	(50.1)	—
Proceeds from the exercise of stock options	32.9	10.3

Total financing activities	(133.1)	(76.0)

Effect of exchange rate changes on cash	3.5	3.0

Net increase in cash and short-term investments	16.9	229.1

Cash and short-term investments at the beginning of period	575.7	262.4

Cash and short-term investments at the end of period	$592.6	$491.5

THE LUBRIZOL CORPORATION
SEGMENT INFORMATION
(In Millions of Dollars)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenues from external customers:
Lubrizol Additives	$759.0	$678.4	$1,455.0	$1,306.0
Lubrizol Advanced Materials	395.6	362.7	776.3	719.3

Total revenues	$1,154.6	$1,041.1	$2,231.3	$2,025.3

Segment operating income:
Lubrizol Additives	$107.0	$89.8	$208.4	$164.4
Lubrizol Advanced Materials	43.5	48.4	88.9	92.9

Total segment operating income	150.5	138.2	297.3	257.3

Corporate expenses	(17.6)	(12.6)	(39.3)	(34.0)
Corporate other expense — net	(0.9)	(3.5)	(1.4)	(5.7)
Restructuring and impairment (charges) credits	(0.9)	(1.8)	1.5	(3.6)
Interest expense — net	(17.5)	(21.0)	(34.6)	(44.1)

Income from continuing operations before income taxes	$113.6	$99.3	$223.5	$169.9

Supplemental Financial Information
The Lubrizol Corporation
For the Three and Six Months Ended June 30, 2007 and 2006
Reconciliation of Earnings from Continuing Operations to Earnings As Adjusted
(In Millions of Dollars, Except Per Share Data)

Earnings as adjusted (Non-GAAP) is a measure of income that differs from earnings from continuing operations measured in accordance with generally accepted accounting principles (“GAAP”). Earnings as adjusted (Non-GAAP) is income from continuing operations per our consolidated results, adjusted for exclusion of restructuring and impairment charges (credits). Management believes that both earnings from continuing operations and earnings as adjusted for exclusion of these special charges and credits assist the investor in understanding the results of operations of The Lubrizol Corporation. In addition, Management and the Board evaluate results using the earnings from continuing operations and earnings as adjusted.

	Three Months Ended			Three Months Ended
	June 30, 2007			June 30, 2006
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$113.6	$81.4	$1.16	$99.3	$63.5	$0.92

Adjustments:
Restructuring and impairment charges	0.9	0.6	0.01	1.8	1.3	0.02

Earnings as adjusted (Non-GAAP)	$114.5	$82.0	$1.17	$101.1	$64.8	$0.94

	Six Months Ended			Six Months Ended
	June 30, 2007			June 30, 2006
	Income	Income		Income	Income
	Before	After	Diluted	Before	After	Diluted
	Tax	Tax	EPS	Tax	Tax	EPS

Earnings from continuing operations	$223.5	$153.0	$2.18	$169.9	$109.3	$1.58

Adjustments:
Restructuring and impairment (credits) charges	(1.5)	(1.1)	(0.02)	3.6	2.5	0.04

Earnings as adjusted (Non-GAAP)	$222.0	$151.9	$2.16	$173.5	$111.8	$1.62